Contacts:
Stephan Rohaly	Darby Dye
Chief Financial Officer	Investor Relations-US
+49 89 95 95 5101	510 249 4883
srohaly@scmmicro.de	ddye@scmmicro.com

SCM MICROSYSTEMS REPORTS THIRD QUARTER 2008 RESULTS

Ismaning, Germany - November 10, 2008 - SCM Microsystems, Inc. (Nasdaq: SCMM, Prime Standard: SMY), a leading provider of solutions that open the Digital World, today announced results for the third quarter ended September 30, 2008.

Revenues from continuing operations in the third quarter of 2008 were $6.4 million, down 16% from revenues of $7.6 million in the third quarter of 2007. Revenues for the first nine months of 2008 were $19.4 million, down 6% from revenues of $20.7 million for the first nine months of 2007. By product segment, third quarter 2008 revenues included $5.9 million from sales of smart card readers and other products for secure network and physical access, compared with sales of $6.1 million in the third quarter of 2007; and $0.5 million from sales of original equipment manufacturer (OEM) digital media reader technology, compared with sales of $1.5 million in the third quarter of 2007.

U.S. sales in the third quarter of 2008 were positively affected by stronger demand for smart card readers for U.S. government programs, which had been very weak in the first two quarters of 2008 primarily due to budget and project delays. Asian sales of smart card interface chips also remained strong. However, European sales were lower than expected due to variability in the timing of orders for regional programs requiring smart card readers. In addition, sales of digital media readers historically have been concentrated among a small number of major customers, and demand from these customers was unexpectedly light in the third quarter of 2008.

“The product investments we have been making for the last several quarters have resulted in innovative new devices for emerging security applications around the world,” said Felix Marx, chief executive officer of SCM Microsystems. “Within the last several weeks we have introduced @MAXX™ prime, enabling secure mobile authentication for financial and enterprise applications, and certified terminals for the electronic health card program in Germany. Additional product introductions will soon follow. These new products are important tools in our strategy to expand and diversify our customer base and to bring the strength of our technology, reputation and relationships to emerging markets.”

Gross profit margin in the third quarter of 2008 was 46%, compared with 45% in the second quarter of 2007. Gross profit margin improved to 43% of revenue in the first nine months of 2008, compared with 41% in the first nine months of 2007. These improvements are primarily due to a more favorable mix of products sold in the 2008 periods and ongoing product cost reductions that have continued to strengthen PC Security product margins for the past several quarters.

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Operating expenses in the third quarter of 2008, as reported in accordance with GAAP, were $5.0 million, compared with $3.8 million in the third quarter of 2007. Higher operating expenses in the third quarter of 2008 primarily reflect investments the Company has made to diversify and expand its sales base and to develop new products and business opportunities in the contactless market, which started in the beginning of 2008.

Operating loss for the third quarter of 2008, as reported in accordance with GAAP, was $(2.0) million, compared with operating loss of $(0.4) million in the year ago quarter.
Earnings before interest, taxes, depreciation and amortization (EBITDA) in the third quarter of 2008 was $(3.3) million, compared with EBITDA of $(0.4) million in the third quarter of 2007. (See reconciliation of EBITDA to GAAP accounting contained within this press release.)

As reported in accordance with GAAP, loss from continuing operations in the third quarter of 2008 was $(3.3) million, or $(0.21) per share, compared with loss from continuing operations of $(0.1) million, or $(0.01) per share, in the third quarter of 2007. The loss in the third quarter of 2008 includes other expenses, net of $(1.1) million that are primarily related to a non-cash loss on foreign currency exchange. Third quarter 2007 results included other income, net of $0.3 million.

Cash, cash equivalents and short-term investments at September 30, 2008 were $25.0 million, compared with $28.0 million at June 30, 2008.

“We continue to invest in business development activities to expand sales of our traditional products into new geographies, strengthen our expertise in contactless technology and build partnerships in key markets and regions,” said Marx. “Our equity investment in TranZfinity strengthens our ability to deliver innovative services to the contactless applications market. Our partnership with XIRING should enable us to rapidly deliver a new mobile terminal for the German eHealth market. We have a unique opportunity to become a key supplier of infrastructure technology for emerging contactless applications in banking, commerce, transportation and personal authentication, and we are focused on continuing to invest in the activities that can help us realize this opportunity.”

Guidance for 2008

For the full year 2008, the Company expects to achieve revenue of $27 million to $30 million, which represents flat to 10% lower revenues than those recorded for the full year 2007. The upper end of this forecast is subject to the German government beginning to implement its national electronic health card program before the end of the year and sufficient quantities of the Company’s eHealth terminals being purchased for the program during the fourth quarter.

In August 2008, the Company previously announced expected revenue growth of 5% to 15% for the year as a whole, or revenues of approximately $32 million to $35 million. The decrease in expected revenue compared with the guidance given in June is primarily due to lower than expected sales in the third quarter of 2008 as a result of variability in the timing of orders for smart card readers in Europe and unexpectedly light demand for digital media readers in the U.S.

The Company further expects base operating expenses of approximately $20 million to $21 million in 2008, including anticipated further investments in sales and marketing resources and in new product development to address growth initiatives. Within these ranges, the Company currently expects to record operating and net loss from continuing operations for the full year.

Additional Information

SCM does not plan to hold a conference call or webcast to discuss the results of its 2008 third quarter. For more information on SCM’s second quarter results, please see the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the U.S. Securities and Exchange Commission.

About SCM Microsystems

SCM Microsystems is a leading provider of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company develops, markets and sells the industry’s broadest range of smart card reader technology for secure PC, network and physical access and digital media readers for transfer of digital content to OEM customers in the government, financial, enterprise, consumer electronics and photographic equipment markets worldwide. Global headquarters are in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at http://www.scmmicro.com

NOTE: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include, without limitation, our statements contained above regarding the near-term introduction of additional new products and our expectations for the Company’s fourth quarter and full fiscal year 2008, including specifically our statements regarding our expectations that we expect revenue to decrease 0% to 10% in the full year 2008 compared to prior year levels; that base operating expenses will be between $20 million and $21 million in 2008; and that we will record operating and net loss for the full year 2008. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those contemplated herein. Our financial results may not meet expectations. Some of the risks and uncertainties that could cause our actual business and operating results to differ include, but are not limited to, our ability to grow revenues based on a strategy of expanding our sales into new geographic markets and on diversifying and growing our customer base; our ability to successfully develop and introduce new products, particularly contactless reader products, that satisfy the evolving and increasingly complex requirements of customers; sales of smart card readers to the U.S. government market may decline faster than currently expected; sales to the German government for its national electronic health card program may not occur or may decline; sales to a relatively small number of customers historically have accounted for a significant percentage of our revenues; the markets in which we participate or target may not grow, converge or standardize at anticipated rates or at all, including the government, financial and enterprise security markets that we are targeting; we may not successfully compete in the markets in which we participate or target; competitors could take market share or create pricing pressure; the current economic conditions could negatively impact our ability to access capital, could increase the cost of capital, could negatively impact customer demand, or could negatively impact the ability of our suppliers to produce and sell to us key components for our products; and our operating expenses may not be at levels that support profitability. For a discussion of further risks and uncertainties related to our business, please refer to our public company reports, including our Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent reports, filed with the U.S. Securities and Exchange Commission.

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Note: @MAXX is a trademark of SCM Microsystems, Inc. All trade names are trademarks or registered trademarks of their respective holders.

- FINANCIALS FOLLOW -

SCM MICROSYSTEMS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Net revenues	$6,393	$7,617	$19,377	$20,721
Cost of revenues	3,483	4,170	10,961	12,201
Gross profit	2,910	3,447	8,416	8,520
Operating expenses:
Research and development	980	815	3,058	2,327
Sales and marketing	2,280	1,625	7,010	4,802
General and administrative	1,697	1,374	4,718	5,653
Amortization of intangible assets	--	--	--	272
Restructuring and other charges (credits)	--	(4)	--	(4)
Total operating expenses	4,957	3,810	14,786	13,050
Loss from operations	(2,047)	(363)	(6,370)	(4,530)
Interest and other, net	(1,117)	279	(293)	999
Loss from continuing operations before income taxes	(3,164)	(84)	(6,663)	(3,531)
Benefit (provision) for income taxes	(103)	(32)	(151)	(124)
Loss from continuing operations	(3,267)	(116)	(6,814)	(3,655)
Income (loss) from discontinued operations, net of income taxes	424	(83)	273	(202)
Gain (loss) on sale of discontinued operations, net of income taxes	44	16	553	1,569
Net income (loss)	$(2,799)	$(183)	$(5,988)	$(2,288)
Loss per share from continuing operations:
Basic and diluted	$(0.21)	$(0.01)	$(0.43)	$(0.23)
Gain (loss) per share from discontinued operations:
Basic and diluted	$0.03	$(0.00)	$0.05	$0.08
Net income (loss) per share:
Basic and diluted	$(0.18)	$(0.01)	$(0.38)	$(0.15)
Shares used in computing loss per share:
Basic and diluted	15,744	15,736	15,743	15,722

SCM MICROSYSTEMS, INC.
Reconciliation of EBITDA Calculation to GAAP Accounting
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
EBITDA	$(3,273)	$(424)	$(7,089)	$(4,265)

Interest income	173	423	642	1,234
Provision for income taxes	(103)	(32)	(151)	(124)
Depreciation and amortization	(64)	(83)	(216)	(500)

Net loss from continuing operations	$(3,267)	$(116)	$(6,814)	$(3,655)

We conduct a significant amount of our business in Europe, we are dually traded on the U.S. Nasdaq Global Market and the Prime Standard of the Frankfurt exchange and the majority of our investors are German-based. In addition, our corporate headquarters are in Germany. Based on these factors, we have determined that EBITDA, as defined above, is a relevant measure of performance for the Company, as it is a metric commonly used among companies doing business in Europe and is therefore a helpful tool for communicating our performance to our investors and analysts and for comparisons to other companies in Europe and within our industry.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States (GAAP). While we believe that EBITDA is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of the Company or its prospects. Such evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our most recent filings with the Securities and Exchange Commission, provide the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

SCM MICROSYSTEMS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
ASSETS	2008	2007
Current assets:
Cash, cash equivalents and short-term investments	$25,020	$32,444
Accounts receivable, net	6,368	8,638
Inventories	4,321	2,738
Other current assets	1,310	1,455
Total current assets	37,019	45,275

Property, equipment, intangibles and other assets, net	3,581	3,289
Total assets	$40,600	$48,564

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,484	$3,063
Accrued expenses and other current liabilities	6,763	8,185
Total current liabilities	9,247	11,248
Long-term income taxes payable	142	200
Deferred tax liability	74	77

Stockholders’ equity	31,137	37,039
Total liabilities and stockholders’ equity	$40,600	$48,564